                                                                     EXHIBIT 3.1


                             ARTICLES OF AMENDMENT
                                      OF
                   AMENDED AND RESTATED DECLARATION OF TRUST
                                      OF
                                PROLOGIS TRUST

          The undersigned, being an officer duly authorized by a majority of the Trustees of ProLogis Trust, a Maryland real estate investment trust (the "Trust"), does hereby certify pursuant to the provisions of Article 7, Section 1 of the Trust's Amended and Restated Declaration of Trust, dated as of December 15, 1993, as amended and supplemented (the "Declaration of Trust"), and Section 8-501 of the Corporations and Associations Article of the Annotated Code of Maryland, that the Board of Trustees of the Trust has adopted a resolution declaring this amendment to the Declaration of Trust as hereinafter set forth to be advisable and that the shareholders of the Trust have approved such amendment by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter.

          Therefore, the Trust's Declaration of Trust is hereby amended as follows:

          1. The first two paragraphs of Article 1, Section 1 are hereby amended to read in their entirety as follows:

               "Section 1 Name. The Trust created by this Declaration of Trust is herein referred to as the "Trust" and shall be known by the name "ProLogis Trust." So far as may be practicable, legal and convenient, the affairs of the Trust shall be conducted and transacted under that name, which name shall not refer to the Trustees individually or personally or to the beneficiaries or Shareholders of the Trust, or to any officers, employees or agents of the Trust.

               Under circumstances in which the Trustees determine that the use of the name "ProLogis Trust" is not practicable, legal or convenient, they may as appropriate use their names with suitable reference to their trustee status, or some other suitable designation, or they may adopt another name under which the Trust may hold property or operate in any jurisdiction which name shall not, to the knowledge of the Trustees, refer to beneficiaries or Shareholders of the Trust. Legal title to all the properties subject from time to time to this Declaration of Trust shall be transferred to, vested, and held by the Trust in its own name or by the Trustees as joint tenants with right of survivorship as Trustees of this Trust, except that the Trustees shall have the power to cause legal title to any property of this Trust to be held by and/or in the name of one or more of the Trustees, or any other person as nominee, on such terms, in such manner, and with such powers as the Trustees may determine, provided that the interest of the Trust therein is appropriately protected."

          2. The Trust's Declaration of Trust is hereby amended to change the words "Security Capital Industrial Trust" to "ProLogis Trust" each time they appear therein.

          3. Article 2, Section 1 is amended by deleting the number "180,000,000" and inserting the number "230,000,000" in its place.

          Immediately before the adoption of this Amendment, the total number of shares of all classes which the Trust had authority to issue was 180,000,000 consisting of 150,950,000 common Shares of Beneficial Interest, $0.01 par value per share ("Common Shares"), 5,400,000 Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series A Preferred Shares"), 8,050,000 Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series B Preferred Shares"), 2,300,000 Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series C Preferred Shares"), 11,500,000 Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series D Preferred Shares"), and 1,800,000 Series A Junior Participating Preferred Shares, par value $0.01 per share (the "Junior Participating Preferred Shares"), representing an aggregate par value of $1,800,000. Immediately after the adoption of this Amendment, the total number of shares of all classes which the Trust has authority to issue is 230,000,000 consisting of 200,450,000 Common Shares, 5,400,000 Series A Preferred Shares, 8,050,000 Series B Preferred Shares, 2,300,000 Series C Preferred Shares, 11,500,000 Series D Preferred Shares and 2,300,000 Junior Participating Preferred Shares, representing an aggregate par value of $2,300,000.

          The undersigned officer acknowledges these Articles of Amendment to be the act of the Trust and, as to all other matters or facts required to be verified under oath, that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects, and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the undersigned officer, duly authorized by a majority of the Trustees, has executed these Articles of Amendment as of this 1st day of July, 1998.

                              /s/ JEFFREY A. KLOPF
                              ---------------------
                              Jeffrey A. Klopf
                              Senior Vice President


ATTEST:
/s/ LUCINDA G. MARKER
---------------------
Lucinda G. Marker
Assistant Secretary